Exhibit (a)(5)(L)

On April 3, 2023, Chembio Diagnostics, Inc. (“Chembio”) made the following announcement via Twitter regarding the cash tender offer (the “Offer”)  by Project Merci Merger Sub, Inc. (“Purchaser”), a Nevada corporation and wholly-owned indirect subsidiary of Biosynex SA, a French société anonyme (“Parent”), to purchase all of the issued and outstanding shares of Chembio’s common stock, par value $0.01 per share (the “Shares”), for a purchase price of $0.45 per Share, net to the seller in cash, without interest and subject to any required tax withholding, upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of January 31, 2023, by and among the Chembio, Parent and Purchaser (the “Merger Agreement”). The Offer is scheduled to expire at 6:00 p.m., New York City time, on April 12, 2023.

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On behalf of the company and the Board, we strongly support the merger with Biosynex. We ask our stockholders to show their support for the merger by tendering their shares by April 12, 2023.
Read more in a letter from our President & CEO, Richard Eberly.

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Chembio's CEO Letter to Stockholders | Chembio ...
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Additional Information and Where to Find It

This communication relates to a pending business combination between Parent and Chembio. This communication is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell shares of Chembio, nor is it a substitute for any tender offer materials that the parties have filed or will file with the U.S. Securities and Exchange Commission (“SEC”) in connection with the tender offer. CHEMBIO STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION / RECOMMENDATION STATEMENT AND OTHER RELEVANT DOCUMENTS THAT HAVE BEEN AND MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO ANY OF THE FOREGOING DOCUMENTS CAREFULLY THAT ARE OR BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CHEMBIO SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents were sent to all of Chembio’s stockholders at no expense to them. The tender offer materials and the Solicitation / Recommendation Statement are also available for free on the SEC’s website at www.sec.gov or from the information agent named in the tender offer materials. Copies of the documents filed with the SEC by Parent are available free of charge under the News heading of Parent’s website at https://www.biosynex.com. Copies of the documents filed with the SEC by Chembio are available free of charge under the SEC filings heading of the Investors section of Chembio’s website at https://chembio.com/investors.

Forward-Looking Statements

This communication contains forward-looking statements regarding the acquisition of Chembio by Parent. Forward-looking statements involve inherent risks and uncertainties and you are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. These statements can otherwise be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “would,” “will,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this communication include, but are not limited to, statements related to Parent’s and Chembio’s plans, objectives, expectations and intentions with respect to the proposed transaction and the combined company, the impacts on Chembio if the proposed transaction should not close, the anticipated timing of the proposed transaction, the conditions precedent to the closing of the proposed transaction, and the potential impact the transaction will have on Chembio or Parent and other matters related to either or both of them. The forward-looking statements are based on assumptions regarding current plans and estimates of management of Parent and Chembio. Such management believes these assumptions to be reasonable, but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this communication include, among others: changes in expectations as to the closing of the transaction including timing and changes in the method of financing the transaction; the satisfaction of the conditions precedent to the consummation of the proposed transaction (including a sufficient number of Chembio shares being validly tendered into the tender offer to meet the minimum condition); litigation and regulatory action related to the proposed transactions; expected synergies and cost savings are not achieved or achieved at a slower pace than expected; integration problems, delays or other related costs; retention of customers and suppliers; and unanticipated changes in laws, regulations, or other industry standards affecting the companies; and other risks and important factors contained and identified in Parent’s and Chembio’s filings with the SEC, including Chembio’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Chembio’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other filings it and Parent have filed with the SEC. Forward-looking statements reflect the analysis of management of Parent and Chembio as of the date of this communication. Neither Parent nor Chembio undertakes to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.